Exhibit 5.1

FULBRIGHT & JAWORSKI L.L.P.

A REGISTERED LIMITED LIABILITY PARTNERSHIP

1301 MCKINNEY, SUITE 5100

HOUSTON, TEXAS 77010-3095

WWW.FULBRIGHT.COM

December 9, 2004

IMCO Recycling Inc.

5215 North O’Connor Blvd., Suite 1500

Central Tower at Williams Square

Irving, Texas 75039

Ladies and Gentlemen:

As counsel to IMCO Recycling Inc., a Delaware corporation (the “Company”), we are delivering this opinion in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 363,490 shares (the “1995 Shares”) of the Company’s common stock, $.10 par value per share (the “Common Stock”), to be offered upon the terms and subject to the conditions set forth in the Commonwealth Industries, Inc. 1995 Stock Incentive Plan, as amended and restated April 23, 1999 (the “1995 Plan”), and 1,329,804 shares (the “1997” Shares and, together with the 1995 Shares, the “Shares”) of Common Stock to be offered upon the terms and subject to the conditions set forth in the Commonwealth Industries, Inc. 1997 Stock Incentive Plan, as amended and restated April 23, 1999 and as further amended December 18, 2000 and May 5, 2003 (the “1997 Plan”), and the interests in the Commonwealth Industries, Inc. 401(k) Plan and the Commonwealth Aluminum Lewisport, LLC Hourly 401(k) Plan, and the shares of Company common stock held by the plans on behalf of the participants (the “401(k) Plans” and, together with the 1995 Plan and 1997 Plan, the “Plans”).

In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, as amended, the By-laws of the Company, as amended, the Plans, records of relevant corporate proceedings with respect to the offering of the Shares and such other documents, instruments and corporate records as we have deemed necessary or appropriate for the expression of the opinions contained herein. We also have examined the Company’s Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission with respect to the Shares.

We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plans, will be duly and validly issued, fully paid and nonassessable.

The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the federal laws of the United States of America and the General Corporation Law of the State of Delaware and the applicable provisions of the Delaware constitution and reported decisions concerning such laws, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Fulbright & Jaworksi L.L.P.
Fulbright & Jaworksi L.L.P.